Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

SUPPLIER AGREEMENT

Supplier Number: 231602–90–0	Effective Date: 05/13/2013

This Supplier Agreement (“Agreement”) between the party listed below (“Supplier”) and Wal–Mart Stores, Inc., Wal–Mart Stores East, LP, Wal–Mart Stores East, Inc., Wal–Mart Stores Texas, LP, Sam’s West, Inc., Sam’s East, Inc. and affiliates (hereinafter referred to collectively as “Company”) sets forth Supplier’s qualifications and the general terms of the business relationship between Company and Supplier. The parties agree that all sales and deliveries of all Merchandise (as defined below) by Supplier to Company and all Orders (as defined below) by Company will be covered by and subject to the terms of this Agreement, the Standards for Suppliers (which is attached and incorporated by reference) and any Order signed or initialed (electronically or otherwise) by an Authorized Buyer (as defined below) for Company. This Agreement becomes effective on the date shown above and remains effective for the term set forth herein. The execution and submission of this Agreement does not impose upon Company any obligation to purchase Merchandise.

General Supplier Information

Your business Classification: (Please disregard this section if you are not a minority-owned business)

_Woman-Owned _Minority Owned

_BLACK _ASIAN-PACIFIC AMERICAN _INDIAN _ESKIMO _HISPANIC _NATIVE AMERICAN _ALEUT _NATIVE HAWAIIAN

If Supplier falls within any of the above classes, and has been certified as minority-owned by a government agency or purchasing council, Supplier is qualified for the first step in the Wal–Mart Minority/Female Owned Business Development Program (the “Supplier Development Program”). Supplier agrees to provide to Company a copy of its certification as a prerequisite to qualification in the Supplier Development Program. For further information, please contact the Wal–Mart Supplier Development Office at 1-800-604-4555.

Enter the Federal Taxpayer Identification Number (TIN) of the Supplier Named Below. If a TIN has not been issued, enter the proprietor’s Social Security Number.

TIN: *****9681

Type of Payee (Check Only One): ☐ Individual/Sole Proprietorship ☒ Corporation ☐ Partnership

Supplier Information:	DEAN FOODS COMPANY	President: GREGG TANNER	Phone: 2143033400
Address:	2711 NORTH HASKELL AVENUE	Acct. Executive or V.P. Sales: PETER PAPPAS	Phone: 2147211489
Address 2:	PO BOX 3440 CRS
City/State/Zip:	DALLAS, TX 75204	Acct. Contact: PERRY KEEFE	Phone: 4798785630

ADDRESS TO MAIL PAYMENT		ADDRESS TO SEND ORDERS:
Supplier Name:	DEAN FOODS COMPANY	Supplier Name:	DEAN FOODS COMPANY
Address:	2900 BRISTOL HIGHWAY	Attention:
Address 2:		Address:	2711 NORTH HASKELL AVENUE
City/State/Zip:	JOHNSON CITY, TN 37602	City/State/Zip:	DALLAS, TX 75204
Factor Name:		Street Address for use by delivery services other than the U.S. Mail, if not already shown in the Purchase Order address above.:
Supplier Also Doing Business As: (Attach a list to Agreement if space below is insufficient):
Room:
Supplier Number:		Expedite Orders: Phone	Extension #:

ADDRESS TO MAIL CLAIM DOCUMENTATION:		ADDRESS TO SEND PRICING TICKETS:
Attention:		Supplier Name:	DEAN FOODS COMPANY
Address:	2711 NORTH HASKELL AVENUE	Attention:	HELEN BARLOW
City/State/Zip:	DALLAS, TX 75204	Address:	2711 NORTH HASKELL AVENUE
Accounting Phone Number:	Extension #: 0	City/State/Zip:	DALLAS, TX 75204
Toll Free Number:	Fax Number:

Has Supplier or any related entity previously conducted business with Company? Yes ☐ No ☒ If so, under what names(s)?

STANDARD TERMS AND CONDITIONS

1. DEFINITIONS. As used in this Agreement or any Company issued Order, the following capitalized words shall have the following meanings:

(a) “Account” shall mean any right to receive payments arising under this Agreement.

(b) “Anticipation” shall mean the intentional or unintentional payment of obligations prior to the due date which results in a monetary adjustment in amounts payable to Supplier.

(c) “Authorized Buyer” shall mean any General Merchandise Manager, Divisional Merchandise Manager, Buyer 1, 2 or 3 and replenishment manager assigned to the Wal–Mart category/department corresponding to the purchased Merchandise.

(d) “Merchandise” shall mean all products, goods, materials, equipment, articles, and tangible items supplied by Supplier to Company and all packaging, instructions, warnings, warranties, advertising and other services included therewith.

(e) “Electronic Data Interchange” (“EDI”) shall mean the moving of information regarding specific business processes (invoicing, ordering, reporting, etc.) electronically between two or more businesses. The information is transmitted electronically structured according to standards mandated by Company.

(f) “End of Month Dating” shall mean payment terms beginning at the first of the following month rather than from the receipt of merchandise, if the merchandise is received on or after the 24th of the month.

(g) “High Risk Supplier” shall mean a Supplier identified as such by Company in view of the nature of the Supplier’s products, the severity of claims made against Supplier’s products, the frequency of claims made, past litigation involving the Supplier’s products and other factors deemed relevant by Company.

(h) “Order” shall mean any written or electronic purchase order issued by Company.

(i) “Recall” shall mean any removal of Merchandise from the stream of commerce initiated by Supplier, a government entity or Company.

(j) “Standards” shall mean the Wal–Mart Stores, Inc. Standards for Suppliers, attached hereto.

(k) “Vendor Master” shall mean the accounting department of Company responsible for control and processing of new supplier agreements and updates to existing agreements.

2. ORDERS; CANCELLATION. Supplier may ship only after receipt of an Order. Acceptance of an Order may be made only by shipment of the Merchandise in accordance herewith. Acceptance is expressly limited to all of the terms and conditions of such Order, including, all shipping, routing and billing instructions and all attachments and supplemental instructions delivered therewith. Shipments made contrary to Company’s routing instructions will be deemed F.O.B. Destination (either store, club or warehouse). Supplier’s invoice, confirmation memorandum or other writing may not vary the terms of any Order. Supplier’s failure to comply with one or more terms of an Order shall constitute an event of default and shall be grounds for the exercise by Company of any of the remedies provided for in this Agreement or by applicable law. Projections, past purchasing history and representations about quantities to be purchased are not binding, and Company shall not be liable for any act or expenditure (including but not limited to expenditures for equipment, materials, packaging or other capital expenditures) by Supplier in reliance on them. Company may cancel all or any part of an Order at any time prior to shipment.

3. SUPPLIER FINANCIAL INFORMATION; SALES TO COMPANY. Supplier shall submit to Company with this Agreement one of the following: (1) a complete set of audited current financial statements, (2) a current Dun & Bradstreet financial report, or (3) if publicly held, Supplier’s most recent annual report to shareholders and management proxy information. If Company’s purchases from Supplier are anticipated by Supplier to constitute twenty percent (20%) or more of Supplier’s gross annual sales on a calendar year basis, Supplier agrees to notify Company of this fact, in writing, within thirty (30) days of Supplier becoming aware of such possibility.

4. PAYMENT TERMS; CASH DISCOUNT; ANTICIPATION. Supplier shall transmit invoices on the same day Merchandise is shipped, but payment terms shall date from Company’s receipt of the Merchandise. If Supplier selects End of Month Dating on Appendix 1 hereto, Merchandise received after the 24th of any month shall be payable as if received on the first day of the following month. Any cash discount selected by Supplier on Appendix 1 will be calculated on the gross amount of Supplier’s invoice. Anticipation may be taken upon the mutual consent of the parties.

5. SET-OFF; RESERVATION OF ACCOUNT; CREDIT BALANCE. Company may set off against amounts payable under any Order all present and future indebtedness of Supplier to Company arising from this or any other transaction whether or not related hereto. If Company determines that Supplier’s performance under an Order and/or this Agreement is likely to be impaired, Company may establish a reserve on Supplier’s Account to satisfy Supplier’s actual or anticipated obligations to Company arising from any such Order or this Agreement, by withholding payment of Supplier’s invoices. Supplier agrees that any credit balance will be paid in cash to Company upon written request.

IMPORTANT NOTICE: ALL PAYMENTS OF MONIES OWED PURSUANT TO THIS SUPPLIER AGREEMENT AND PURCHASE ORDERS MUST BE MAILED TO THE FOLLOWING ADDRESS:

WAL–MART STORES, INC./SAM’S CLUB, C/O CORPORATE ACCOUNTING, P.O. BOX 500787, ST. LOUIS, MISSOURI 63150-0787.

Note: Any payments on your Wal–Mart or SAM’S CLUB Credit Card should be mailed to the billing address indicated on your credit card statement, not the address above.

6. NOTICE REGARDING ASSIGNMENT OF ACCOUNTS; ACCOUNT DISPUTES. Supplier shall provide Company written notice of an assignment, factoring, or other transfer of its Account at least 30 days prior to such assignment, factoring, or other transfer taking legal effect. Such written notice shall include the name and address of the assignee/transferee, the date the assignment is to begin, and terms of the assignment, and shall be considered delivered upon receipt of such written notice by Vendor Master. Supplier may have only one assignment, factoring or transfer of its Account effective at any time. The assignment of any Account hereunder shall not affect Company’s rights set forth in Section 5 of this Agreement. Supplier shall defend indemnify and hold Company harmless from any and all lawsuits, claims, demands, actions, damages (including reasonable attorney fees, court costs, obligations, liabilities or liens) arising from or related to the assignment, transfer or factoring of its Account. Supplier releases and waives any right, claim or action against Company for amounts due and owing under this Agreement where Supplier has not complied with the notice requirements of this provision. Notices required pursuant to this Section shall be mailed to: Wal–Mart Stores, Inc., Attn: Vendor Master, 1108 S.E. 10th St. Bentonville, AR 72716-0680.

Notwithstanding the foregoing, any dispute or any other circumstance, Company reserves the right to remit payment to Supplier.

7. TAXES. The prices set forth in any Order are deemed to include all taxes. If any manufacturer’s excise or other similar or different taxes are paid on the Merchandise described in any Order and if such tax, or any part thereof, is refunded to Supplier, then Supplier shall immediately pay Company the amount of such refund.

8. PRICE PROTECTION; PRICE GUARANTEE AND NOTICE OF PRICE INCREASES. Supplier guarantees its prices against manufacturer’s or Supplier’s own price decline. If Supplier reduces its price on any Merchandise sold to Company, which Merchandise has not yet been delivered to Company by Supplier or, if consistent with Supplier’s practice, which Merchandise is currently in Company’s inventory (including Merchandise on hand, in warehouses and in transit), Supplier shall at Company’s discretion either issue a check or give Company a credit equal to the price difference for such Merchandise, multiplied by the units of such Merchandise to be delivered by Supplier and/or currently in Company’s inventory. For all Merchandise not yet shipped to Company, Supplier agrees to meet the price of any of its competitors selling comparable merchandise. If a court, regulatory agency or other government entity with jurisdiction finds that the prices on an Order are in excess of that allowed by any law or regulation of any governmental agency, the prices shall be automatically revised to equal a price which is not in violation of said law or regulation. If Company shall have made payment before it is determined that there has been a violation of this section, Supplier shall promptly refund an amount of money equal to the difference between the price paid for the Merchandise and the price which is not in violation of this section. If contemporaneously with Supplier’s sale of Merchandise to the Company, Supplier sells or offers to any competitor of Company any merchandise of like grade and quality at lower prices and/or on terms more favorable than those stated on the Order, the prices and/or terms of the Order shall be deemed automatically revised to equal the lowest prices and most favorable terms at which Supplier shall have sold or shall have offered such merchandise and payment shall be made accordingly. If Company shall become entitled to such lower prices, but shall have made payment at any prices in excess thereof, Supplier shall promptly refund the difference in price to Company. If there is a price increase, Supplier shall give Company written notice of any such increase at least sixty (60) days prior to the effective date of the increase.

9. SUPPLIER EDI RESPONSIBILITIES.

(a) Supplier shall electronically receive Orders and send Company invoices via EDI unless otherwise agreed to by Company in writing.

(b) Supplier shall assure that access by its employees to the EDI interchange is restricted by password to those persons authorized to contractually bind Supplier.

(c) Supplier’s use of the EDI interchange acknowledges Supplier’s review and acceptance of the terms and requirements for using the EDI system to contract electronically.

(d) Supplier will establish a user I.D. to identify itself, and the presence of this user I.D. in the EDI interchange will be sufficient to verify the source of the data and the authenticity of the document.

(e) Documents containing the user I.D. will constitute a signed writing, and neither party shall contest the validity or enforceability of the document on the basis of lack of a signature or sufficient identification of the parties.

(f) EDI documents or printouts thereof shall constitute originals.

(g) EDI documents will be retained by both Company and Supplier in a form that is accessible and reproducible.

(h) If Company agrees to waive the EDI requirements of this section of this Agreement, Orders may be sent via overnight mail at Supplier’s expense.

10. PURCHASE COSTS AND CONDITIONS. Supplier is responsible for verifying the accuracy of costs, discounts, allowances and all other terms of sale on all Orders. If incorrect information exists, Supplier shall notify Company not less than twenty-four (24) hours prior to shipment. If a change is necessary, no shipment is to commence without written confirmation of the change from an authorized member of Company’s merchandising department. If Merchandise ships prior to discovery of an error on the Order, the parties shall confer within forty-eight (48) hours of such discovery to determine the actions to be taken regarding the erroneous Order.

11. SHIPPER LOAD AND COUNT RESPONSIBILITIES. Supplier who is shipping a full truckload collect, or full truckload under Company control, to Company will be responsible for monitoring its shipping process. Supplier is required to close the trailer, seal it with a Supplier-provided seal, and document the seal number on all copies of the Bill of Lading. All such shipments will be considered Shipper Load and Shipper Count, whether or not so notated. If Supplier fails to seal the trailer, or fails to reference and identify the seal on all copies of the Bill of Lading, and shortages occur, Supplier shall be liable for such shortage. The Shipper expressly agrees that the contractual provision herein shall supersede any contrary Bill of Lading term, clause, notation, other provision, or any other writing.

12. DELIVERY TIME. THE TIME SPECIFIED IN AN ORDER FOR SHIPMENT OF MERCHANDISE IS OF THE ESSENCE OF THIS AGREEMENT AND IF SUCH MERCHANDISE IS NOT SHIPPED WITHIN THE TIME SPECIFIED, COMPANY RESERVES THE RIGHT, AT ITS OPTION AND WITHOUT LIMITATION, TO CANCEL THE ORDER AND/OR REJECT ANY MERCHANDISE DELIVERED AFTER THE TIME SPECIFIED. In addition to the aforementioned remedy, Company may exercise any other remedies provided for in this Agreement or provided by applicable law, including but not limited to those remedies provided by the Uniform Commercial Code. Notwithstanding Company’s right to cancel shipment, or to reject or revoke acceptance of Merchandise, Supplier agrees to inform Company immediately of any actual or anticipated failure to ship all or any part of an Order or the exact Merchandise called for in an Order on the shipment date specified. Acceptance of any Merchandise shipped after the specified shipment date shall not be construed as a waiver of any of Company’s rights or remedies resulting from the late shipment.

13. REPRESENTATIONS, WARRANTIES AND GUARANTEES. By acceptance of an Order, Supplier represents, warrants and guarantees that:

(a) The Merchandise will be new and not used, remanufactured, reconditioned or refurbished, and will comply with all specifications contained in such Order and will be of equal or better quality as all samples delivered to Company;

(b) The Merchandise is genuine and is not counterfeit, adulterated, misbranded, falsely labeled or advertised or falsely invoiced within the meaning of any applicable local, state or federal laws or regulations;

(c) The Merchandise has been labeled, advertised and invoiced in accordance with the requirements (if applicable) of the Wool Products Labeling Act of 1939, the Fur Products Labeling Act, the Textile Fiber Products Identification Act and any other applicable local, state or federal laws or regulations, and the sale of the Merchandise by Company does not and will not violate any such laws;

(d) Reasonable and representative tests made in accordance with the requirements of the Flammable Fabrics Act (if applicable) show that the Merchandise is not so highly flammable as to be dangerous when worn by individuals;

(e) The Merchandise is properly labeled as to content as required by applicable Federal Trade Commission Trade Practice Rules, the Fair Labor Standards Act, the Federal Food, Drug and Cosmetics Act and similar local, state or federal laws, rules or regulations;

(f) The Merchandise shall be delivered in good and undamaged condition and shall, when delivered, be merchantable and fit and safe for the purposes for which the same are intended to be used, including but not limited to consumer use;

(g) The Merchandise does not infringe upon or violate any patent, copyright, trademark, trade name, trade dress, trade secret or, without limitation, any other rights belonging to others, and all royalties owed by Supplier, if any, have been paid to the appropriate licensor;

(h) All weights, measures, sizes, legends or descriptions printed, stamped, attached or otherwise indicated with regard to the Merchandise are true and correct, and conform and comply with all laws, rules, regulations, ordinances, codes and/or standards of federal, state and local governments relating to said Merchandise;

(i) The Merchandise is not in violation of any other laws, ordinances, statutes, rules or regulations of the United States or any state or local government or any subdivision or agency thereof, including but not limited to all laws and regulations relating to health, safety, environment, serial and identification numbers, labeling and country of origin designation, toxic substances, OSHA and EPA regulations, Federal Meat Inspection Act or Poultry Products Inspections Act (or any other food safety statute) and the requirements of California Proposition 65, and such Merchandise or the sale thereof by Company do not and will not violate any such laws;

(j) All Merchandise shall have an accurate twelve (12) digit manufacturer-assigned UPC number that complies with Companys UPC requirements, as amended from time to time;

(k) There is no other impediment or restriction, legal or otherwise, that limits, prohibits or prevents Supplier from selling and delivering the Merchandise to Company or limits, prohibits or prevents Company from reselling the Merchandise to its customers;

(l) The Merchandise is mined, produced, manufactured, assembled and packaged in compliance with the Standards; and

(m) The Merchandise is not transshipped for the purpose of mislabeling, evading quota or country of origin restrictions or avoiding compliance with the Standards. Where applicable, Supplier agrees to provide Company with a current, complete and accurate Material Safety Data Sheet (“MSDS”) for said Merchandise;

(n) if any particular item of Merchandise under this Agreement contains a powder, liquid, gel or paste that is not intended for human consumption; a compressed gas or propellant (such as an aerosol); or a flammable solid (such as matches), Supplier shall notify Company. If the item Merchandise contains such properties, Companys Chemicals Return Policy shall govern all returns of such Merchandise and Supplier shall promptly elect return options under that policy.

It shall be within the sole discretion of Company to determine if Supplier has breached the above-mentioned representations, warranties and guarantees. In addition to the representations, warranties and guarantees contained in this paragraph, all other representations, warranties and guarantees provided by law, including but not limited to any warranties provided by the Uniform Commercial Code, are specifically incorporated herein. Nothing contained in this Agreement or an Order shall be deemed a waiver of any representations, warranties or guarantees implied by law.

14. INDEMNIFICATION. Supplier shall protect, defend, hold harmless and indemnify Company, including its officers, directors, employees and agents, from and against any and all lawsuits, claims, demands, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees and court costs), regardless of the cause or alleged cause thereof, and regardless of whether such matters are groundless, fraudulent or false, arising out of any actual or alleged:

(a) Misappropriation or infringement of any patent, trademark, trade dress, trade secret, copyright or other right relating to any Merchandise;

(b) Death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any actual or alleged use of or latent or patent defect in, such Merchandise, including but not limited to (i) any actual or alleged failure to provide adequate warnings, labelings or instructions, (ii) any actual or alleged improper construction or design of said Merchandise, or (iii) any actual or alleged failure of said merchandise to comply with specifications or with any express or implied warranties of Supplier;

(c) Violation of any law, statute, ordinance, governmental administrative order, rule or regulation relating to the merchandise, or to any of its components or ingredients, or to its manufacture, shipment, labeling, use or sale, or to any failure to provide a Material Safety Data Sheet or certification;

(d) Act, activity or omission of Supplier or any of its employees, representatives or agents, including but not limited to activities on Company’s premises and the use of any vehicle, equipment, fixture or material of Supplier in connection with any sale to or service for the Company; and

(e) Any installation by Supplier of Merchandise covered by this Agreement.

Supplier shall promptly notify Company of the assertion, filing or service of any lawsuit, claim, demand, action, liability or other matter that is or may be covered by this indemnity, and shall immediately take such action as may be necessary or appropriate to protect the interests of Company, its officers, directors, employees and agents. Any and all counsel selected or provided by Supplier to represent or defend Company or any of its officers, directors, employees or agents shall accept and acknowledge receipt of Company’s Indemnity Counsel Guidelines, and shall conduct such representation or defense strictly in accordance with such Guidelines. If Company in its sole discretion shall determine that such counsel has not done so, or appears unwilling or unable to do so, Company may replace such counsel with other counsel of Company’s own choosing. In such event, any and all fees and expenses of Company’s new counsel, together with any and all expenses or costs incurred on account of the change of counsel, shall be paid or reimbursed by Supplier as part of its indemnity obligation hereunder. Company shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against Company or any of its officers, directors, employees or agents. The duties and obligations of Supplier created hereby shall not be affected or limited in any way by Company’s extension of express or implied warranties to its customers.

15. RECALLS. If Merchandise is the subject of a Recall, whether initiated by Supplier, Company or a government entity (including the issuance of safety notices), Supplier shall be responsible for all matters and costs associated with the Recall, including but not limited to:

(a) Consumer notification and contact;

(b) All expenses and losses incurred by Company in connection with such Recall (and where applicable, any products with which the Recalled Merchandise has been packaged, consolidated or commingled), including but not limited to refunds to customers, lost profits, transportation costs and all other costs associated therewith; and

(c) Initial contact and reporting of the Recall to any government agency having jurisdiction over the affected Merchandise.

If a government agency initiates any inquiry or investigation relating to the Merchandise or similar goods manufactured or supplied by Supplier, Supplier shall notify Company immediately thereof and take reasonable steps to resolve the matter without exposing Company to any liability or risk.

16. LIMITATION OF DAMAGES. In no event shall Company be liable for any punitive, special, incidental or consequential damages of any kind (including but not limited to loss of profits, business revenues, business interruption and the like), arising from or relating to the relationship between Supplier and Company, including all prior dealings and agreements, or the conduct of business under or breach of this Agreement or any Order, Company’s cancellation of any Order or Orders or the termination of business relations with Supplier, regardless of whether the claim under which such damages are sought is based upon breach of warranty, breach of contract, negligence, tort, strict liability, statute, regulation or any other legal theory or law, even if Company has been advised by Supplier of the possibility of such damages.

17. REMEDIES. Supplier’s failure to comply with any of the terms and conditions of this Agreement or any Order shall be grounds for the exercise by Company of any one or more of the following remedies:

(a) Cancellation of all or any part of any undelivered Order without notice, including but not limited to the balance of any remaining installments on a multiple-shipment Order;

(b) Rejection (or revocation of acceptance) of all or any part of any delivered shipment. Upon rejection or revocation of acceptance of any part of or all of a shipment, Company may return the Merchandise or hold it at Supplier’s risk and expense. Payment of any invoice shall not limit Company’s right to reject or revoke acceptance. Company’s right to reject and return or hold Merchandise at Supplier’s expense and risk shall also extend to Merchandise which is returned by Company’s customers. Company may, at its option, require Supplier to grant a full refund or credit to Company of the price actually paid by any customer of Company for any such item in lieu of replacement with respect to any item. Company shall be under no duty to inspect the Merchandise, and notice to Supplier of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to Company by its customers. In respect of any Merchandise rejected (or acceptance revoked) by Company, there shall be charged to Supplier all expenses incurred by Company in (i) unpacking, examining, repacking and storing such Merchandise (it being agreed that in the absence of proof of a higher expense that the Company shall claim an allowance for each rejection at the rate of 10% of the price for each rejection made by Company) and (ii) landing and reshipping such Merchandise. Unless Company otherwise agrees in writing, Supplier shall not have the right to make a conforming delivery within the contract time;

(c) Termination of all current and future business relationships;

(d) Assessment of monetary fines as determined in Company’s reasonable discretion;

(e) Recovery from Supplier of any damages sustained by Company as a result of Supplier’s breach or default; and

(f) Buyer’s remedies under the Uniform Commercial Code and such other remedies as are provided under applicable law.

These remedies are not exclusive and are in addition to all other remedies available to Company at law or in equity.

18. INSURANCE REQUIREMENTS. Supplier is required to obtain and maintain the following insurance coverage from a carrier acceptable to Company in the amounts and with the conditions listed below:

(a) Commercial General Liability, including Contractual, Personal & Advertising Injury, Products and Completed Operations coverage, with certificate holder named as Additional Insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy. Policy shall be occurrence based with limits of no less than $5,000,000 per occurrence, without any aggregate limits or $50,000,000 in the aggregate. Defense costs shall not apply against coverage limits. High Risk Suppliers (as defined by Company) shall maintain policy limits of not less than $10,000,000 per occurrence without any aggregate limits or $100,000,000 in the aggregate.

(b) Statutory Workers’ Compensation Coverage for a Supplier whose employees will be entering Company’s premises, with $1,000,000 in employers’ liability coverage and a waiver of subrogation where Permitted By Law.

(c) Automobile Coverage, with certificate holder named as Additional Insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy, for a Supplier whose employees or agents will be driving on Company’s premises or making delivery to Company’s premises shall be occurrence based with limits of no less than $5,000,000 per occurrence, without any aggregate limits or $50,000,000 in the aggregate. Defense costs shall not apply against coverage limits.

(d) Supplier shall provide at least thirty (30) days’ written notice prior to any cancellation of any policy of insurance maintained hereunder, and each such policy shall obligate the insurer to provide at least thirty (30) days’ written notice to Company in advance of any contemplated cancellation or termination thereof.

(e) Supplier’s insurance shall be considered primary, non-contributory and not excess coverage.

A copy of Supplier’s current Certificate of Insurance with the following requirements must be submitted with this Agreement:

•	Certificate Holder should read: WAL–MART STORES, INC., ITS SUBSIDIARIES & ITS AFFILIATES, 702 SW 8th Street, Bentonville, AR 72716-0145, Attn: Risk Management

•	Renewals of Certificates of Insurance must be submitted prior to expiration of insurance coverage

•	Existing Suppliers must include Supplier Number on Certificate of Insurance.

•	Please direct any questions regarding your insurance to Risk Management at (479) 277-1658 or (479) 277-2890.

SUPPLIER CONTACT FOR PRODUCT LIABILITY CLAIMS:

Name:	DEAN FOODS COMPANY	Insuring Company: AON RISK SERVICES SOUTHWEST, I
Address:	2711 NORTH HASKELL AVENUE	Telephone: 8662837122	Extension #: 0
City/State/Zip:	DALLAS, TX 75204
Telephone:	2143033400	Extension #: 0
Fax Number:		e-mail:

19. FORCE MAJEURE. If any place of business or other premises of Company shall be affected by lockouts, strikes, riots, war, acts of terrorism, fire, civil insurrection, flood, earthquake or any other casualty or cause beyond Company’s control, which might reasonably tend to impede or delay the reception, handling, inspecting, processing or marketing of the Merchandise covered by this Agreement, Company may, at its option, cancel all or any part of the undelivered Order hereunder by giving written notice to Supplier which notice shall be effective upon mailing.

20. ASSIGNMENT. Except as specifically set forth in Section 6, no part of this Agreement or of any Order shall be assignable by Supplier without the written consent of Company, and Company shall not be obligated to accept a tender of performance by any assignee, unless Company shall have previously expressly consented in writing to such an assignment.

21. PUBLICITY; USE OF NAME AND INTELLECTUAL PROPERTY. Supplier shall not refer to Company in any advertising or published communication without the prior written approval of Company. Supplier shall not use, or allow to be used, Company’s name, logo, trademarks, service marks, patents, copyrights or trade dress without the prior written approval of Company. Company may use Supplier’s name, logo, trademarks, service marks, patents, copyrights and trade dress in connection with Company’s marketing of the Merchandise.

22. COMPLIANCE WITH STANDARDS FOR SUPPLIER. Supplier warrants that it has read and understands and will comply with the requirements set forth in the Standards located at http://www.walmartstores.com/Files/SupplierStandards.pdf, or attached, as may be reasonably amended from time to time by Company. If the Supplier is not able to view the Standards on-line they may request a current copy from Supplier Development, their local Global Procurement office or from the Direct Imports Division. Company reserves the right to cancel any outstanding Order, refuse any shipments and otherwise cease to do business with Supplier if Supplier fails to comply with any terms of the Standards or if Company reasonably believes Supplier has failed to do so.

23. SEVERABILITY; WAIVER. At the option of Company, no finding that a part of this Agreement is invalid or unenforceable shall affect the validity of any other part hereof. Company’s failure to enforce at any time any provision of this Agreement will not be construed as a waiver of such provision or of any rights thereafter to enforce such provision. Any waiver by Company of any of the terms and conditions of this Agreement or any Order must be in writing signed by an authorized representative of Company.

24. FORUM SELECTION; CHOICE OF LAW; STATUTE OF LIMITATIONS. This Agreement, any and all Orders, and any and all disputes arising thereunder or relating thereto, whether sounding in contract or tort, shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to the internal law of Arkansas regarding conflicts of law, and the federal and/or state courts of Benton and Washington County, Arkansas, shall have exclusive jurisdiction over any actions or suits relating thereto. The parties mutually acknowledge and agree that they shall not raise, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. Any legal action brought by Supplier against Company with respect to this Agreement or any Orders shall be filed in one of the above referenced jurisdictions within two (2) years after the cause of action arises or it shall be deemed forever waived. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

25. ATTORNEY FEES AND INTEREST OBLIGATIONS. Company reserves the right to charge Supplier interest at the rate of 12% per annum or such lower rate as may be permitted under applicable law for any obligations owed by Supplier to Company, including debit balances not paid within thirty (30) days after due, until such amounts are paid in full, and Company will be entitled to recover from Supplier its attorneys’ fees and costs incurred in collecting any past-due obligation.

26. NOTICES. Unless otherwise specifically provided for herein, any notice or demand which under the terms of this Agreement or under any statute must or may be given or made shall be in writing and shall be given or made by overnight express service addressed as follows: if to Company: Wal–Mart Stores, Inc., Attn: General Merchandise Manager (identify department or category), 702 SW 8th Street, Bentonville, AR 72716. If to Supplier: to Supplier’s address set forth above. Such notice or demand shall be deemed given on the second (2nd) business day after deposit of such notice or demand with the overnight express service. The above addresses may be changed at any time by giving prior written notice as provided above.

27. TERM OF AGREEMENT. This Agreement ends one year after the Effective Date. This Agreement may only be renewed or extended by an agreement signed by an authorized officer of Company and Supplier. Supplier and Company are under no obligation to extend the term of this Agreement or to renew this Agreement. Neither Supplier nor Company should take any actions in reliance upon this Agreement being extended or renewed. Neither party shall be responsible for any costs incurred by the other in anticipation of the extension or renewal of this Agreement.

28. INFORMATION SECURITY. Supplier represents that it currently follows industry best practices as a means to prevent any compromise of its information systems, computer networks, or data files (“Systems”) by unauthorized users, viruses, or malicious computer programs which could in turn be propagated via computer networks, email, magnetic media or other means to Company. Supplier agrees to immediately give Company notice if the security of its Systems are breached or compromised in any way.

Supplier agrees to apply appropriate internal information security practices, including, but not limited to, using appropriate firewall and anti-virus software; maintaining said countermeasures, operating systems, and other applications with up-to-date virus definitions and security patches; installing and operation security mechanisms in the manner in which they were intended sufficient to ensure the Company will not be impacted nor operations disrupted; and permitting only authorized users access to computer systems, applications, and Retail Link.

Supplier specifically agrees to: use up-to-date anti-virus tools to remove known viruses and malware from any email message or data transmitted to Company; prevent the transmission of attacks on Company via the network connections between Company and the Supplier; and prevent unauthorized access to Company systems via the Supplier’s networks and access codes.

In accordance with all applicable US and International privacy laws, Supplier agrees to safeguard confidential protected individually identifiable personal information (health, financial, identity) which are received, transmitted, managed, processed, etc. and to require subcontractor or agent to meet these same security agreements.

Financial service suppliers, who handle personally identifiable financial information of our customers agree to maintain a current SAS70 Type II audit.

29. SURVIVAL OF PROVISIONS. The provisions of this Agreement which by their nature are intended to survive termination of this Agreement (including but not limited to representations, warranties, guarantees, indemnifications, payment of obligations, remedies, forum selection and statute of limitations) shall survive its termination.

The parties hereto agree that this Agreement, the Standards and any Order constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement. All prior agreements, negotiations, dealings and understandings, whether written (including any electronic record) or oral, regarding the subject matter hereof, are superseded by this Agreement. Any changes in this Agreement shall be in writing and executed by both parties. Furthermore, if there is a conflict of terms between this Agreement and an Order, this Agreement shall be the controlling document.

We (Company) will never assume that you (Supplier) will be willing to extend or renew this Agreement or to accept any specific volume of Orders. Conversely, we urge you never to assume that this Agreement will be renewed or extended by us or that we will issue Orders for specific volume of Merchandise, even if your impression is based on discussions you may have had with Company representatives. No Company representative has authority to renew or extend this Agreement except in a writing signed by an authorized officer of Company, and no Company representative has authority to order Merchandise except an Authorized Buyer through an Order issued pursuant to and subject to the terms of this Agreement.

Supplier No. 231602	Department No. 90	Effective Date: 05/13/2013

WAL–MART STORES, INC.

STANDARDS FOR SUPPLIERS

Wal–Mart Stores, Inc. (“Wal–Mart”) has enjoyed success by adhering to three basic beliefs since its founding in 1962:

1.	Respect for the Individual

2.	Service to our Customers

3.	Strive for Excellence

Wal–Mart strives to conduct its business in a manner that reflects these three basic beliefs. Our suppliers are expected to conform to these beliefs and the values inherent therein and to assure these beliefs and values are reflected in their contracting, subcontracting or other relationships.

Since Wal–Mart believes that the conduct of its suppliers can be attributed to Wal–Mart and affect its reputation, Wal–Mart requires its suppliers to conform to standards of business practices which are consistent with the three beliefs described above. More specifically, Wal–Mart requires conformity from its suppliers with the following standards, and hereby reserves the right to make periodic, unannounced inspections of supplier’s facilities to satisfy itself of supplier’s compliance with these standards:

1. COMPLIANCE WITH APPLICABLE LAWS. All Suppliers shall comply with the legal requirements and standards of their industry under the national laws of the countries in which the Suppliers are doing business, including the labor and employment laws of those countries, and any applicable U.S. laws. Should the legal requirements and standards of the industry conflict, Suppliers must, at a minimum, be in compliance with the legal requirements of the country in which the products are manufactured. If, however, the industry standards exceed the country’s legal requirements, Wal–Mart will favor Suppliers who meet such industry standards. Suppliers shall comply with all requirements of all applicable governmental agencies. Necessary invoices and required documentation must be provided in compliance with the applicable law. Suppliers shall warrant to Wal–Mart that no merchandise sold to Wal–Mart infringes the patents, trademarks or copyrights of others and shall provide to Wal–Mart all necessary licenses for selling merchandise sold to Wal–Mart, which is under license from a third party. All merchandise shall be accurately marked or labeled with its country of origin in compliance with applicable laws and including those of the country of manufacture. All shipments of merchandise will be accompanied by the requisite documentation issued by the proper governmental authorities, including but not limited to Forms, import licenses, quota allocations and visas and shall comply with orderly marketing agreements, voluntary restraint agreements and other such agreements in accordance with applicable law. The commercial invoice shall, in English and in any other language deemed appropriate, accurately describe all the merchandise contained in the shipment, identify the country of origin of each article contained in the shipment, and shall list all payments, whether direct or indirect, to be made for the merchandise, including, but not limited to any assists, selling commissions or royalty payments. Backup documentation, and any Wal–Mart required changes to any documentation, will be provided by Suppliers promptly. Failure to supply complete and accurate information may result in cancellation or rejection of the goods.

2. EMPLOYMENT. At a minimum, Wal–Mart expects its “suppliers” to meet the following terms and conditions of employment:

Compensation. Suppliers shall fairly compensate their employees by providing wages and benefits, which are in compliance with the local and national laws of the jurisdictions in which the suppliers are doing business or which are consistent with the prevailing local standards in the jurisdictions in which the suppliers are doing business, if the prevailing local standards are higher.

Hours of Labor. Suppliers shall maintain reasonable employee work hours in compliance with local standards and applicable laws of the jurisdictions in which the suppliers are doing business. Employees shall not work more than 72 hours per 6 days or work more than a maximum total working hours of 14 hours per calendar day (midnight to midnight). The factory should be working toward achieving a 60-hour work week. Wal–Mart will not use suppliers who, on a regularly scheduled basis, require employees to work in excess of the statutory requirements without proper compensation as required by applicable law. Employees should be permitted reasonable days off (at least one day off for every seven-day period) and leave privileges.

Forced Labor/Prison Labor. Forced or prison labor will not be tolerated by Wal–Mart. Suppliers shall maintain employment on a voluntary basis. Wal–Mart will not accept products from suppliers who utilize in any manner forced labor or prison labor in the manufacture or in their contracting, subcontracting or other relationships for the manufacture of their products.

Child Labor. Wal–Mart will not tolerate the use of child labor. Wal–Mart will not accept products from suppliers who utilize in any manner child labor in the manufacture or in the contracting, subcontracting or other relationships for the manufacture of their products. No person shall be employed at an age younger than the law of the jurisdiction of manufacture allows. Where country laws allow children below the age of 14 years to work, Wal–Mart will only recognize the minimum working age of 14 years, regardless of the law of the jurisdiction.

Discrimination/Human Rights. Wal–Mart recognizes that cultural differences exist and different standards apply in various jurisdictions, however, we believe that all terms and conditions of employment should be based on an individual’s ability to do the job, not on the basis of personal characteristics or beliefs. Wal–Mart favors suppliers who have a social and political commitment to basic principles of human rights and who do not discriminate against their employees in hiring practices or any other term or condition of work, on the basis of race, color, national origin, gender, sexual orientation, religion, disability, or other similar factors.

3. WORKPLACE ENVIRONMENT. Wal–Mart expects its suppliers to maintain a safe, clean, healthy and productive environment for its employees. Factories producing merchandise to be sold by Wal–Mart shall provide adequate medical facilities, fire exits and safety equipment, well-lighted and comfortable workstations, clean restrooms, and adequate living quarters where necessary. Workers should be adequately trained to perform their jobs safely. Wal–Mart will not do business with any supplier that provides an unhealthy or hazardous work environment or which utilizes mental or physical disciplinary practices.

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4. CONCERN FOR THE ENVIRONMENT. We believe it is our role to be a leader in protecting our environment. We encourage our customers and associates to always reduce, reuse, and recycle. We also encourage our suppliers to reduce excess packaging and to use recycled and non-toxic materials whenever possible. We will favor suppliers who share our commitment to the environment.

5. FACTORY INSPECTION REQUIREMENTS. Scheduled inspections should typically be conducted a maximum of three times per year to ensure compliance with the standards, terms, and conditions set forth herein. Wal–Mart reserves the right to conduct unannounced factory inspections.

In the case of domestic suppliers, factory audits shall typically be conducted by Wal–Mart approved third party audit firms. All charges related to the third party inspection and certification of such facilities shall be paid fully by the supplier. Any supplier who fails or refuses to comply with these standards is subject to immediate cancellation of any and all outstanding orders, refusal or return of any shipment, and termination of its business relationship with Wal–Mart. In the case of suppliers working through Global Procurement Direct Imports, audits should be conducted by Wal–Mart’s internal auditors. Once a factory has been audited and assessed either green or yellow by either Wal–Mart’s internal auditors or an approved third party audit firm, the factory is valid for any supplier to use for Wal–Mart business.

6. RIGHT OF INSPECTION. To further assure proper implementation of and compliance with the standards set forth herein, Wal–Mart or a third party designated by Wal–Mart will undertake affirmative measures, such as on-site inspection of production facilities, to implement and monitor said standards. Any supplier which fails or refuses to comply with these standards or does not allow inspection of production facilities is subject to immediate cancellation of any and all outstanding orders, refuse or return any shipment, and otherwise cease doing business with Wal–Mart.

7. CONFIDENTIALITY. Supplier shall not at any time, during or after the term of this Agreement, disclose to others and will not take or use for its own purposes or the purpose of others any trade secrets, confidential information, knowledge, designs, data, know-how, or any other information reasonably considered “confidential.” Supplier recognizes that this obligation applies not only to technical information, designs and marketing, but also to any business information that Wal–Mart treats as confidential. Any information that is not readily available to the public shall be considered to be a trade secret and confidential. Upon termination of this Agreement, for any cause, supplier shall return all items belonging to Wal–Mart and all copies of documents containing Wal–Mart’s trade secrets, confidential information, knowledge, data or know-how in supplier’s possession or under supplier’s control.

8. WAL–MART GIFT AND GRATUITY POLICY. Wal–Mart Stores, Inc. has a very strict policy which forbids and prohibits the solicitation, offering or acceptance of any gifts, gratuities or any form of “pay off” or facilitation fee as a condition of doing business with Wal–Mart; as a form of gratitude, or as an attempt to gain favor or accept merchandise or services at a lesser degree than what was agreed. Wal–Mart believes in delivering and receiving only the total quantity agreed.

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Any supplier, factory or manufacturer who violates this policy by offering or accepting any form of gift or gratuity to/from any associate, employee, agent or affiliate of Wal–Mart Stores, Inc. will be subject to all loss of existing and future business, regardless of whether the gift or gratuity was accepted. In addition, a supplier, factory or manufacturer who violates this policy, will be reported to the appropriate governmental authorities of the supplier’s respective and affiliated jurisdictions.

Failure to report such information will result in severe action against such supplier, trading company or factory including but not limited to termination of all existing and future business relationships and monetary damages.

9. ACKNOWLEDGMENT OF STANDARDS. As an officer or duly authorized representative of my company, a Supplier of Wal–Mart, I have read the principles and terms described in this document and understand my company’s business relationship with Wal–Mart is based upon said company being in full compliance with these principles and terms. I further understand that failure by a Supplier to abide by any of the terms and conditions stated herein may result in the immediate cancellation by Wal–Mart of all outstanding orders with that Supplier and refusal by Wal–Mart to continue to do business in any manner with said Supplier. I am signing this Supplier Agreement as a corporate representative of my company, to acknowledge, accept and agree to abide by the standards, terms and conditions set forth herein between my company and Wal–Mart. I hereby affirm that all actions, legal and corporate, to make this Standards for Suppliers binding and enforceable against my company have been completed.

A copy of these Standards for Suppliers shall be posted in a location visible to all employees at all facilities that manufacture products for Wal–Mart Stores, Inc. and its affiliates. Any person with knowledge of a violation of any of these standards by a Supplier or a Wal–Mart associate should call 1-800-WM-ETHIC (1-800-963-8442) (in countries other than the United States, dial AT&T’s U.S.A. Direct Number first) or write to: Wal–Mart Stores, Inc., Business Ethics Committee, 702 SW 8th St., Bentonville, AR 72716-8095.

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Supplier No. 231602	Department No. 90	Effective Date: 05/13/2013

GROCERY APPENDIX

This Appendix constitutes and is part and parcel of the Supplier Agreement. The terms of the Supplier Agreement are binding and enforceable as to this Appendix.

PAYMENT TERMS

0	Cash Discount — Enter whole percents	NEW STORE/WHSE TERMS IF DIFFERENT THAN REGULAR TERMS:

0	Cash Discount Days Available(Must be filled in if a Cash Discount is used)

[**]	Net Payment Days Available(Must be at least one day more than Cash Discount Days Available) End Of Month Dating ☐ Yes ☒ No

SHIPPING TERMS

FREIGHT TERMS		MINIMUM FOR PREPAID FREIGHT TERMS (Choose One)
	Collect – F.O.B Supplier	0	Pounds
[**]	Prepaid – F.O.B Company	0	Cases/Units
	Prepaid To consolidator – F.O.B. Company’s Consolidator	0	Whole Dollars

No freight charges are to be added to invoices. Refer to the current Routing Guide for detailed instructions.

CONDITION OF SALE

     Guaranteed Sales      Consignment      Preticketing      Prepricing      Stock Balancing

     Shelf Labels      Point of Sale (Pay from Scan)      Other

SHIPPING INSTRUCTIONS

Supplier will ship all merchandise in accordance with the then current Shipping and Routing Instructions, Wal–Mart Stores, Inc. (the “Routing Instructions”). Supplier acknowledges it has received a copy of the Routing Instructions. The current Routing Instructions, as may be reasonably amended by Company from time to time, shall be available on Retail Link. Each purchase order will show a routing, which is determined by Company’s Traffic Department. Supplier is liable for the excess transportation cost if the designated routing is not followed. If Supplier has a question concerning the routing selected, Supplier must call Company’s Traffic Department before releasing the shipment at the following number: (479) 273-6359.

☒ For Direct Store Delivery (DSD) check this box.

ALLOWANCES

Supplier elects to pariticpate in the following program(s):

STANDARD PURCHASE ORDER ALLOWANCES

(If offered by Supplier, the allowances listed below apply to each Purchase Order, unless otherwise agreed to by the parties.)

		DISC		HOW PAID			WHEN PAID
CODE ALLOWANCE		%	SPECIAL INSTRUCTIONS	OI	CM	CK	EI	M	Q	S	A
SA	New Store/Club Discount(% Applied to each line item for each new store P.O.)
OL	New Store/Club Discount (% Represents contribution of total business to New Store Program.)
NW	New Distribution Center
WA	Warehouse Allowance
QD	Warehouse Distribution Allowance
DM	Defective/Returned Mdse. Allowance – Not applicable in Puerto Rico. (When selected must mark option 3 under warranty policy.)
SD	Soft Goods Defective Allow
PA	Promotional Allowance
VD	Volume Discount
FA	Freight Allowance
AA	Advertising Allowance
TR	TV/Radio Media Allowance
DA	Display/Endcap Allowance
EB	Early Buy Allowance
HA	Handling Allowance

OI–Off Invoice; CM–Credit Memo; CK–Check; EI–Each Invoice; M–Monthly; Q–Quarterly; S–Semi-Annually; A–Annually;

IMPORTANT NOTICE: ALL PAYMENTS OF MONIES OWED PURSUANT TO THIS SUPPLIER AGREEMENT AND PURCHASE ORDERS MUST BE MAILED TO THE FOLLOWING ADDRESS:

WAL–MART STORES, INC./SAM’S CLUB, C/O CORPORATE ACCOUNTING, P.O. BOX 500787, ST. LOUIS, MISSOURI 63150-0787.

Note: Any payments on your Wal–Mart or SAM’S CLUB Credit Card should be mailed to the billing address indicated on your credit card statement, not the address above.

PRODUCT CHEMICAL INFORMATION

Does Supplier currently sell, or anticipate selling, to Company under this Agreement any item of Merchandise that is or contains a powder, liquid, gel or paste that is not intended for human consumption; a compressed gas or propellant (such as an aerosol); or a flammable solid (such as matches)?

☐ Yes ☒ No

GROCERY RETURN POLICY

(Supplier must choose one option below and complete the necessary information.)

This Return Policy for food products covers unsalable merchandise that is out of date, broken, crushed or dented at store level. It also includes product that is under or over filled, mislabeled, contaminated, infested, soiled, leaking or has missing labels.

☐ OPTION A– RECLAMATION CENTER DISPOSITION:

The following Reclamation Allowance categories are in accordance with published guidelines from the Joint Industry Report on Product Reclamation Centers and with generally accepted practices within the food industry. These allowance credits will be processed with the cost of the merchandise returned to the Reclamation Centers as a claim deduction against current open invoices.

The following terms pertain to all Company facilities serviced through Company’s full line food distribution centers. The facilities covered by this agreement may be amended at any time in Company’s sole discretion:

1) Pre-damaged direct product cost per item processed. Please indicate your choice on one of the following options:

   a) Disposition left up to Company – $[**] per item processed.

   b) Product will be donated to Charity – $[**] per item processed.

   c) Product will automatically be destroyed – $[**] per item processed.

   d) Product will be reviewed by supplier or agent only – $[**]. Any product not reviewed or picked up within 10 business days of notification will be disposed of at the discretion of Company with no recourse by the Supplier. Company will not “Hold” product at the Reclamation Center. A contact name and a Toll Free Number should be provided or Supplier must accept Purchaser’s collect calls for purposes of notification.

Toll Free Number:              Extension #:              Fax Number:              Contact:

2) Post Damage handling. Please check (a) if you agree to the joint industry default amount. If your company has a Corporate Reclamation Policy adopted, attach copy of Corporate Reclamation Policy, check (b) and enter a Corporate value.

☐ a) Company’s Joint Industry Default Amount – $[**] per item processed.

☐ b) Your Corporate Reclamation Policy Amount –

$     per item processed

3) Reclamation Center Cost. Please check (a) if you agree to the joint industry default amount. If your company has a Corporate Reclamation Policy adopted, attach copy of Corporate Reclamation Policy, check (b) and enter a Corporate value.

☐ a) Company’s Joint Industry Default Amount – $[**].

☐ b) Your Corporate Reclamation Policy Amount –

$     per item processed

SPECIAL INSTRUCTIONS

☐ OPTION B– SUPPLIER DOES NOT WANT UNSALABLE MERCHANDISE SENT TO A RECLAMATION CENTER:

Supplier will be charged current merchandise cost plus an 18% handling charge for all unsalable merchandise. Unsalable merchandise must be disposed of by the individual store location.

☐ YES – Permanent Authorization Number

☐ NO – If Permanent Authorization is not possible, a Toll Free number should be provided or Supplier must accept Purchaser’s collect calls to secure credit authorization over the phone.

Toll Free Number              Extension #              Contact

SPECIAL INSTRUCTIONS

☐ OPTION C – RETURN MERCHANDISE TO SUPPLIER:

Supplier will be charged current merchandise cost plus an 18% handling charge for all unsalable merchandise. All seasonal non-perishable merchandise may be returned to Supplier with or without cause. Unsalable merchandise will be shipped “Prepaid” with return freight charges billed to Supplier from each individual store location. Returns are F.O.B. purchaser.

☐ YES – Supplier will allow automatic return authorization. Permanent RA

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☐ NO – If automatic return is not possible, a Toll Free number should be provided or Supplier must accept Purchaser’s collect calls to secure credit authorization over the phone.

Toll Free Number              Extension #              Contact

SPECIAL INSTRUCTIONS

RETURN SHIPPING ADDRESS: Address:              City:              State:              Zip:

Attention:              Toll Free Number:

☒ OPTION D – DSD SUPPLIER:

☒ Supplier has representatives make deliveries of product to each store or has representatives visit each store on a timely basis to review Supplier product. These representatives are authorized to process credit for unsalable merchandise located at store level. These credits will be processed at store level.

SPECIAL INSTRUCTIONS:

☐ OPTION E – SWELL ALLOWANCE:

☐ Supplier has given a Swell Invoice Allowance shown in “Standard Purchase Order Allowance” which will be deducted from each invoice before payment is made for product. Supplier will give the Swell Allowance in lieu of actual unsalable merchandise deductions being processed at store level. This allowance percentage must be adequate to cover all unsalable merchandise. If damages exceed the Swell Allowance, Company reserves the right to charge the difference to the Supplier.

SPECIAL INSTRUCTIONS

☐ OPTION F – NET/NET:

☐ Any returned or unsalable merchandise will be handled at store level and no claim will be filed against the Supplier.

JOHNSON, WAYNE	Hamby, Patrick	Airoso, Anthony	Priest, DeDe
Supplier	Buyer	Divisional Merchandise Manager	General Merchandise Manager

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SUPPLIER AGREEMENT ADDENDUM

(Private Label Milk Commitment)

This Supplier Agreement Addendum-Private Label Milk Commitment (“Addendum”) is made to be effective as of April 1, 2013, between Wal-Mart Stores, Inc. (“Walmart”) and Dean Foods Company (“Supplier”) to amend the Supplier Agreement between the parties with an effective date of May 13, 2013 (Supplier Number 231602-90-0) (as amended by this Addendum and as may be further amended from time to time in accordance with Section IX below, the “Supplier Agreement”), and sets forth the terms and conditions under which Walmart will commit to buy from Supplier, and Supplier will commit to sell to Walmart, certain fluid milk products to be branded and sold under Walmart’s “Great Value” private label brand.

This Addendum hereby amends the Supplier Agreement to the extent set forth herein, therefore, notwithstanding any language in the Supplier Agreement to the contrary, which this Addendum hereby amends to the extent set forth herein, and in consideration of the promises and covenants in this Addendum, the parties agree as follows:

I.	Purchase Commitment; Term.

(a) Subject to and in accordance with the terms and conditions of the Supplier Agreement and this Addendum, for the duration of the Term (defined below in Section I(d)), Walmart will purchase from Supplier, and Supplier will sell to Walmart, Walmart’s entire requirements for fluid milk to be branded and sold under its “Great Value” private house brand, or any variation or successor house brands targeting the same price-point segments, at the Stores (defined below) located in the geographical areas (the “Regions”) identified on Schedule A (the “Purchase Commitment”). For purposes of this Addendum, the term “Stores” means the owned and/or operated discount food and non-food/general merchandise stores of Walmart or any of its affiliates, located in the Regions from time to time. The products to be supplied, subject to amendment as provided herein (the “Products”), are identified on Schedule B (“Products and Initial Prices”). However, Walmart will not be obligated to continue to carry, and may discontinue, any particular Product offering under the Great Value brand, provided that Walmart will purchase Supplier’s finished goods inventory of such discontinued Products as set forth in Section IV(g) of this Addendum. To satisfy the Purchase Commitment, Supplier will produce and supply Products from facilities owned and/or operated by its subsidiaries in accordance with Walmart’s agreed to delivery days and times subject to the terms of the Supplier Agreement as amended by this Addendum, provided, however, that if an event of Force Majeure precludes Supplier from producing Products to timely supply the Purchase Commitment, Supplier may arrange for some of the Products to be manufactured under Supplier’s direction, and to the same safety and food quality standards and specifications, at other facilities, but at all times those facilities must be GFSI certified. The specifications for the Products (the “Specifications”) are set forth on Schedule C.

(b) This Addendum applies to the parties only in the Regions, and only with respect to “Walmart” branded Stores or any variants or successors of those Stores.

(c) The “Effective Date” of this Addendum shall be April 1, 2013.

(d) The “Term” of this Addendum for each of the “Regions” (subject to extension and earlier termination, as provided in Section IV below) is identified on Schedule A.

(e) The Purchase Commitment of Walmart at any time is subject to, and conditioned upon, the Products being in compliance with the Specifications and all representations and warranties under the Supplier Agreement, and Supplier’s ongoing ability to meet the requirements of Walmart. If and to the extent that Supplier cannot deliver acceptable Products in amounts sufficient to fill the Purchase Commitment, Walmart may, at its discretion, purchase quantities of Products from sources other than Supplier, and, because of the impracticality of engaging an alternative supplier for a short duration, if necessary to secure an adequate supply Walmart will be permitted to purchase those Products from other suppliers for up to [**] months regardless of any earlier cure by Supplier of the problem causing the inability to satisfy the Product volume requirements (these alternative supply arrangements are referred to as the “Cover Remedy”).

(f) In order to meet the anticipated requirements of Walmart for Products under the Purchase Commitment and to advance supplier sustainability goals of Walmart, Supplier, at its own expense, shall make necessary capital investments in its production capabilities and the sustainability improvements and innovations set forth on Schedule D (“Production Facility and Sustainability Commitments”).

(g) If Supplier is prevented from supplying the Products under this Addendum as a result of an event of Force Majeure (as defined in this Section below), then Supplier shall provide written notice to Walmart of the disabling event, its expected consequences, and Supplier’s proposed course of action for addressing the consequences of the Force Majeure (as it relates to supplying the Products). Thereafter, Supplier shall be excused from supplying the affected Products to the extent Force Majeure consequences continue, and if Supplier’s obligation to furnish Products is excused, the obligation of Walmart to purchase the affected Products only from Supplier is also excused. Supplier represents and warrants that it has a written Business Continuity Plan (“BCP”) in the event its production of fluid milk is unexpectedly disrupted by a Force Majeure event and Supplier shall use commercially reasonable efforts to perform under this Addendum to the extent practicable, and to remedy the event of Force Majeure as quickly as reasonably practicable to minimize any disruption to the supply of the Products to Walmart. Because of the impracticality of engaging an alternative supplier for a short duration, if the exclusivity obligation of Walmart is excused due to a Force Majeure event for any particular Products, if necessary to secure an adequate supply Walmart will be permitted to exercise the Cover Remedy set out in Section I(e). In this Addendum, an event of Force Majeure means an act of God including but not limited to fire, flood, earthquake, windstorm or other natural disaster; act of any sovereign including but not limited to war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, nationalization, requisition, destruction or damage to property by or under the order of any government sanction, embargo or similar action; commercial unavailability of raw materials; material work stoppage or labor unrest; law, judgment order, decree, embargo,

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or blockade; material interruption or failure of utility service including but not limited to electric power, gas, water or telephone service; or other material events beyond the reasonable control of Supplier.

(h) The respective standard quality control, sampling and product retention policies for Walmart’s Great Value will apply to the Products unless otherwise mutually agreed.

(i) Supplier shall submit to Walmart a written delivery schedule (the “Delivery Schedule”) of the Products to the Stores in the Regions identified on Schedule A. Once Walmart approves the Delivery Schedule, Supplier will target on a monthly basis: (i) [**]% “Order Fill Rate” (defined as the percentage of cases of Products delivered measured against the cases of Products ordered) at each Store located in the Regions identified on Schedule A; and (ii) [**]% compliance with the Delivery Schedule (collectively referred to as the “Monthly Service Levels”). If Supplier fails to maintain one or more of the Monthly Service Levels, Walmart may exercise any one or more of the Remedies contained in Section 17 of the Supplier Agreement. Additionally, if Supplier fails to maintain [**]% Order Fill Rates on any one or more of the Products, Walmart shall be entitled, at its reasonable discretion and after giving Supplier written notice and a reasonable opportunity to cure any non-compliance, to exercise the Cover Remedy set out in Section I(e). Each month, Supplier will submit an Order Fill Rate report to Walmart’s milk buyer.

(j) No later than July 22, 2013, Supplier shall submit to Walmart for its review and approval a plan for transition from Supplier’s existing route structure to a dedicated delivery route structure such that, when delivering Products to the Stores, Supplier’s delivery trucks will carry only (i) the Products; and (ii) Supplier’s branded products intended for delivery to the Stores (“Dedicated Delivery Plan”). Supplier’s Dedicated Delivery Plan shall detail those locations where it is not feasible to have dedicated delivery due to geography, volume and service frequency (“Exception Locations”). Walmart shall have final discretion to approve each Exception Location that is excluded from the Dedicated Delivery Plan and will use reasonable and good faith judgment in the exercise of such discretion. Supplier shall implement the approved Dedicated Delivery Plan at [**]% of the Stores in the Regions no later than January 1, 2014 and at [**]% of the Stores in the Regions no later than March 31, 2014. If Supplier fails to achieve [**]% implementation of the approved Dedicated Delivery Plan by January 1, 2014 or [**]% implementation by March 31, 2014, Walmart may, in its sole discretion, terminate this Addendum in accordance with Section IV(f) below.

(k) With respect to all white fluid milk Products, Supplier shall deliver such Products to the Stores within [**] hours after Supplier packages the Products and the Products shall have a delivered shelf life as set forth on Schedule C and Exhibit 1 to Schedule C.

II.	Pricing.

(a) Supplier’s final, best and last bid costs to Walmart as of April 2012 (previously submitted by Supplier to Walmart as part of the RFP process) for the Products (the “Base Bid Price”) shall be as set forth on Schedule B.

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(b) For Products to be delivered from and after the Effective Date, the prices for the Products shall be adjusted as set forth on Schedule E.

(c) If Walmart changes the Specifications, or if a new Product is added (by mutual agreement of the parties), Schedule B, Schedule C and Schedule D, will be amended as so agreed and as applicable.

III.	Supplier Agreement. Except as expressly otherwise provided by this Addendum, all purchases of Products by Walmart from Supplier will be pursuant to the terms and conditions (including without limitation all representations and warranties as to Products) of the Supplier Agreement between the parties dated May 13, 2013 (which Supplier Agreement will, for purposes of this Addendum, be deemed to be a current Supplier Agreement unless and until such time as it is superseded), and which may be amended only by this Addendum and from time to time in accordance with Section IX below. This Addendum is hereby incorporated into the Supplier Agreement, but will apply only to its limited subject matter, and will not modify the Supplier Agreement for any other purpose, including any other business between Walmart and Supplier. However, if the Supplier Agreement expires or terminates, the terms and conditions of the Supplier Agreement will nonetheless continue to apply to and govern the purchase of the Products pursuant to this Addendum even after its expiration or termination. Capitalized terms used but not defined in this Addendum have the meanings given them in the Supplier Agreement. Notwithstanding any provision to the contrary in the Supplier Agreement or this Addendum, the parties hereby agree that (i) Section 8 of the Supplier Agreement is hereby deleted in its entirety for all purposes, and (ii) all orders, invoicing, payment, claim documentation and pricing tickets relating to sales of Products or any other Merchandise pursuant to the Supplier Agreement will be sent to and managed by the individual Supplier facilities using their local supplier numbers as indicated on Schedule F.

IV.	Term and Termination. This Addendum may be terminated by a party prior to expiration of the Term, as follows:

(a) If Supplier commits a material breach of this Addendum or the Supplier Agreement (relating to the Products), Walmart may terminate this Addendum after written notice to Supplier specifying the breach in reasonable detail. Supplier must cure that breach within thirty (30) days after delivery of that written notice (or if the nature of that breach is such that it cannot reasonably be cured within 30 days, Supplier shall have a reasonable period, not to exceed 90 days, to cure the breach so long as Supplier commences commercially reasonable efforts to cure the breach within such 30 day period and diligently pursues such cure until satisfactorily implemented). If cure is not fully and satisfactorily accomplished within the cure period, Walmart may terminate this Addendum immediately upon delivery of final written notice declaring that the Addendum is terminated. Any final notice must be in writing and given if at all, within thirty (30) days after the applicable cure period expires, and then only if the breach remains uncured at the time final termination notice is given.

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(b) If Walmart commits a material breach of this Addendum or the Supplier Agreement, Supplier may terminate this Addendum by written notice to Walmart specifying the breach in reasonable detail. Walmart must cure that breach within thirty (30) days after delivery of that written notice (or if the nature of that breach is such that it cannot reasonably be cured within 30 days, Walmart shall have a reasonable period, not to exceed 90 days, to cure that breach if Walmart commences commercially reasonably efforts to cure the breach within the 30 day period and diligently pursues cure until satisfactorily implemented). If cure is not fully and satisfactorily accomplished within the cure period, Supplier may terminate this Addendum immediately upon delivery of final written notice declaring that the Addendum is terminated only as to Walmart. Any final notice must be in writing, and must be given, if at all, within thirty (30) days after the applicable cure period expires, and then only if the breach then remains uncured at the time the final termination notice is given.

(c) Walmart may terminate this Addendum upon written notice to Supplier if Supplier fails to maintain the insurance coverage required under the Supplier Agreement.

(d) Either party may terminate this Addendum if a petition for relief under applicable bankruptcy law is filed by or against the other party and is not dismissed within ninety (90) days after such filing, or the other party makes any assignment for the benefit of its creditors, or if a receiver is appointed for such other party for all or substantially all of its business interests.

(e) Walmart may terminate this Addendum, and may immediately cease accepting delivery of affected Products, if Supplier’s Products are involved in a recall or product safety issue involving human or animal deaths, and/or numerous serious illnesses, and or other event likely to cause serious reputational harm to Walmart or its respective brands (including violations of the Standards for Suppliers likely to cause serious reputational harm to Walmart or its respective brands), and such recall, health/safety issue or event is caused by Supplier’s negligence, misconduct or breach of this Addendum. Walmart shall promptly notify Supplier, in writing, upon becoming aware of any such recall, issue or event, and shall notify Supplier, in writing, if it intends to terminate this Addendum on that basis. Upon receipt of such a notice from Walmart, the parties will commence, and aggressively and carefully pursue, an investigation and determination of the facts relating to such recall, issue or event to the reasonable satisfaction of the parties to determine if the recall or product safety issue is due to Supplier’s negligence, misconduct or breach, which investigation will be completed within thirty (30) days. During the period of the investigation, Walmart may suspend its obligations for the purchase of any or all Products related to the investigation and may purchase identical or substitute Products from other sources.

(f) Walmart may terminate this Addendum and immediately cease accepting delivery of the Products at the Stores in the Regions if Supplier fails to achieve either [**]% implementation of the approved Dedicated Delivery Plan by January 1, 2014 or [**]% implementation of the approved Dedicated Delivery Plan by March 31, 2014, as described in Section I(j).

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(g) Upon the expiration or earlier termination of this Addendum, Walmart shall purchase from Supplier all of Supplier’s finished goods inventory of the Products, provided that those inventories shall not exceed the amount of Product purchased in the fourteen (14) days prior to the termination or expiration. However, Walmart will not be obligated to purchase any remaining inventory that is defective or otherwise non-conforming or if the termination was pursuant to Section IV(e).

V.	Brand Ownership and Packaging.

(a) Supplier hereby acknowledges Walmart’s exclusive right, title and interest in and to its respective “Great Value” brand and all other present and future names, service marks, trademarks, copyrights, labels, insignias, slogans, symbols, designs and other characteristics used by Walmart on and in connection with the Great Value Products, and all other products that by their nature are capable of being legally protectable in such manner. To the extent required for Supplier’s performance under this Addendum, Walmart hereby grants Supplier a limited, revocable, non-exclusive royalty-free license to use such marks and other items properly associated with the Products, but only in accordance with Walmart’s instruction and directions concerning its intellectual property. As between the parties, all Walmart brands, logos, marks and all other intellectual property rights and interests will remain the sole property of Walmart at all times.

(b) Supplier shall package the Great Value Products in accordance with the Specifications and Walmart’s approved artwork. Walmart shall indemnify and hold Supplier harmless from any claims of trademark, trade dress or similar infringement, or any other claims based on the information or labeling provided or approved by Walmart for the packaging for the Great Value Products, except to the extent such claims result from Supplier’s non-compliance with the Specifications or with Walmart’s approved artwork.

VI.	Confidentiality.

(a) Walmart and Supplier will keep confidential and not disclose this Addendum and its terms and conditions, or any information exchanged in the course of the relationship contemplated under this Addendum that is identified as “confidential” or would reasonably be understood to be confidential or a trade secret, to any third party (except to the extent required in performance of this Addendum, and then only pursuant to reasonable terms of confidentiality) without the other party’s written approval. Notwithstanding the above, a party will not be in violation of this provision if the party is compelled to provide the information by law, court or administrative order, subpoena, or the rules, regulations or requirements of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange or any other exchange on which either party may be listed. If a party is required to provide any such information, the party will only provide the information that the party’s counsel determines it is legally required to disclose. In addition, any of the parties may make public disclosure of the fact that it has entered into this Addendum relating to the exclusive supply of private label fluid milk to be branded and sold under Walmart’s “Great Value” private label brand, provided that details of this Addendum shall not be disclosed. Information that is (i) already known by

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the receiving party prior to the time it is disclosed by the other party, (ii) in the public domain at the time of this Addendum, or (iii) that comes into the public domain through no breach of this Addendum or no other wrongful acts or omissions of the receiving party, will not be deemed to be subject to the confidentiality restrictions of this Section VI. The parties’ rights and obligations under this Section VI will continue throughout the Term and for two years thereafter.

(b) Notwithstanding the foregoing Section VI(a) or any other provision of this Addendum or the Supplier Agreement, it is understood by the parties that Supplier may file this Addendum and the Supplier Agreement and any amendments thereto (together “Filing Documents”) with the SEC as a material definitive agreement in accordance with applicable SEC rules, regulations and requirements (“SEC Rules”). As a result, the Filing Documents will become publicly available. In connection with such filing, Supplier agrees to file a confidential treatment request (the “Request”) with respect to the Filing Documents in accordance with, and pursuant to, the applicable SEC Rules. In connection with the Request, Supplier agrees to: (i) use commercially reasonable efforts to pursue an order for confidential treatment protecting to the maximum extent possible the confidentiality of such provisions of the Filing Documents as reasonably requested by Walmart (although Supplier makes no guarantee that such confidential treatment will be obtained); and (ii) prior to submission to the SEC, provide the Request and any responses or comments from the SEC to the Request (together “Comment Documents”) to Walmart for review and comment, whether or not in response to comments from the staff of the SEC. To the extent that Walmart has responded in writing to Supplier within three (3) days after Walmart’s receipt of any Comment Documents, Supplier will consider Walmart’s reasonable comments before filing the Request and any amendments or revisions to the Request with the SEC. If Supplier and Walmart are unable to agree on the form or content of any required disclosure of any provisions of the Filing Documents in connection with the Request, Supplier shall determine the scope of such disclosure in consultation with its legal counsel.

VII.	Right to Audit. Upon [**] days written notice and no more than [**], or in the event of a default, upon [**] hours written notice, Walmart shall have the right, at its own cost and expense, to audit, review, inspect and copy Supplier’s records relating to any periodic price adjustments made in accordance with Schedule E. Supplier shall reasonably cooperate by making sufficiently trained personnel available to provide access to electronic data. Alternatively, Walmart may direct an independent certified public accountant to conduct an audit under this Section VII, pursuant to reasonable terms of confidentiality.

VIII.	Supply Chain Innovation. Supplier will use commercially reasonable efforts to develop supply chain improvements for the manufacture and delivery of the Products to the Stores (“Supply Chain Innovations”) which the parties will subsequently test to determine feasibility and profitability to each party. The parties may mutually agree to amend this Addendum to reflect cost changes resulting from the agreed implementation of a Supply Chain Innovation.

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IX.	General Provisions. This Addendum, together with the Supplier Agreement, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties concerning its subject matter. Except as modified by this Addendum, or any other written agreement between the parties executed after the date of this Addendum, the sale and purchase of Products by the parties will be controlled by the terms of the Supplier Agreement. For avoidance of doubt, except only as otherwise provided in Section III above, this Addendum does not apply to any purchases of merchandise by Walmart from Supplier other than the Products. If any term of this Addendum modifies or conflicts with a term of the Supplier Agreement, the language of this Addendum will control. This Addendum and the Supplier Agreement may be amended or waived only by written instrument executed by all parties (for purposes of the foregoing, only a Senior Vice President or more senior officer of Supplier shall be authorized to execute such written instruments). This Addendum will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign or delegate any of its rights or obligations under this Addendum without the prior written consent of the other party; provided that, in the event of a sale of substantially all of the assets of Supplier or all of the assets of its fluid milk business, Walmart will not unreasonably withhold its consent to an assignment of this Addendum to the purchaser of such assets. If any provision of this Addendum is declared void or unenforceable, then such provision will be deemed amended to the minimum extent required to make it valid and enforceable and effect its intent, and the other provisions will remain in full force and effect. The waiver of a breach of any term or condition will not operate or be construed as a waiver of any other term or condition or of any subsequent breach of the same term or condition.

X.	Business Expectations. Walmart will have no liability to Supplier for any expectations by Supplier for business volumes or any actions or investments by Supplier in expectation of business from Walmart. This Addendum will be non-binding unless and until executed and delivered by the respective authorized representatives of both parties. The parties will cooperate and act in good faith in their dealings under this Addendum.

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IN WITNESS WHEREOF, the parties have executed this Addendum to be effective as of the date first listed above.

Wal-Mart Stores, Inc.	Dean Foods Company

By: /s/ illegible	By: /s/ Martin J. Devine
Name: Title: Date:	Name: Martin J. Devine Title: Chief Operating Officer Date:
/s/ Tony [illegible]
VP Dairy 8/15/2013
/s/ Jack Sinclair
EVP, Walmart US Food 8/13/2013

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Schedule A

Geography To Which The Purchase Commitment Applies

See Attached

Schedule A

Geography to which the Purchase Agreement Applies

Supplier	County	State	County Breaks	Award Length
Deans	[**]	[**]		[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 22 pages were omitted. [**]

Schedule B

Locations, Products and Base Bid Prices Example

See Attached

Schedule B > MILK RFP Final April 2012 Awarded Cost (WALMART)

Supplier Name	Supplier Nbr	Plant City	Store	0007874200650 Chocolate Milk 1⁄2 Gallon	0007874221169 1/2% Milk 1⁄2 Gallon	0007874235186 Whole Milk Gallon	0007874235187 2% Milk Gallon	0007874235188 1% Milk Gallon	0007874235189 Skim Milk Gallon	0007874235200 Whole Milk 1⁄2 Gallon	0007874235201 2% Milk 1⁄2 Gallon	0007874235202 1% Milk 1⁄2 Gallon	0007874235203 Skim Milk 1⁄2 Gallon	0007874235212 1⁄2% Milk Gallon	0060538818734 Chocolate Milk Gallon
DEAN FOODS COMPANY	231602900	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]		[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 35 pages were omitted. [**]

Schedule C

Specifications

1.	All production facilities will be GFSI Food Safety certified and will participate in Walmart Private Label Routine Quality Testing and supplier monitoring programs, which may include random on-site quality system assessments conducted by third parties selected by the Walmart’s quality team.

2.	The Products will comply with the current U.S. Food and Drug Administration’s Grade “A” Pasteurized Milk Ordinance. (See Table 1).

3.	The Products shall satisfy the definitions, standards and requirements established by the various state agencies for Grade A milk and milk products (See Table 2).

4.	The white fluid milk Products shall have a shelf life of at least [**] days at the time of packaging, except where such shelf life is prohibited by law, provided that the parties have mutually agreed upon the exceptions to such requirement as set forth on Exhibit 1 to Schedule C.

5.	At the time Supplier delivers the Products to the Stores, the Products must have the following minimum remaining shelf life, except where otherwise prohibited by law (i) [**] days with respect to white fluid milk Products, provided that the parties have mutually agreed upon the exceptions to such requirement as set forth on Exhibit 1 to Schedule C, and (ii) [**] days with respect to flavored fluid milk Products.

6.	The Products’ packaging will comply with the appropriate Walmart guidelines and any changes to structure or graphics requires prior approval from the appropriate Walmart team.

7.	Before Supplier delivers Products produced from a new facility, Supplier shall obtain written approval from the Walmart Private Brand team in accordance with their existing protocols/specifications and supplier expectations.

8.	Suppliers shall maintain their specifications in Aspect, the quality management system used by Walmart.

9.	Supplier shall have a product monitoring program in place and must make relevant quality, compliance and food safety data available upon request.

10.	Supplier may not change production facilities without prior written approval.

11.	Supplier shall comply at all time with Walmart’s Standards for Suppliers.

Exhibit 1 to Schedule C

Exceptions to Shelf Life Requirements

Notwithstanding anything to the contrary contained in this Addendum, the parties mutually agree that, except where otherwise prohibited by law, the white fluid milk Products produced at the Supplier Facilities listed below shall have a shelf life of at least [**] days at the time of packaging and have a minimum remaining shelf life of [**] days at the time Supplier delivers the such Products to the Stores.

[**]

Table 1 to Schedule C

GENERAL STATE AND FEDERAL REQUIREMENTS

(Note: California has a different State requirement for pasteurized milk standards shown on Table 2)

Product Label	Federal Regulations: CFR Reference	Federal Regulations: CFR Reference Requirements	Pasteurized Milk Ordinance Requirements **	Product Specification Interpretation	Test Methodology used*
Milk	21 CFR Sec. 131.110 Milk	Shall contain not less than 8.25 percent milk solids not fat and not less than 3.25 percent milkfat Vitamin A if added 2000 iu/Qt (10% RDI/Cup) Vitamin D if added 400 iu/qt (25% RDI/Cup)	Microbiological Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F Appendix N: None Found for Beta Lactams in Raw Milk Used Phosphatase: < 350 milliunits	3.25% Butterfat/Milkfat Minimum Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F	Infrared Analyzer, Babcock, Gerber, or Ether Extraction For Butterfat/Milkfat SPC Coliform

Skim Milk, Fat Free Milk, No Fat Milk	21 CFR Sec 101.62 (b)(1) – Nutrient Content Claim for fat, fatty acid and Cholesterol content of foods. 21 CFR Sec. 131.110 Milk	The terms “fat free,” “free of fat,” “no fat,” “zero fat,” “without fat,” “negligible source of fat,” or “dietarily insignificant source of fat” or, in the case of milk products, “skim” may be used on the label or in labeling of foods, provided that:… The food contains less than 0.5 gram (g) of fat per reference amount customarily consumed and per labeled serving or, in the	Microbiological Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F Appendix N: None Found for Beta Lactams in Raw Milk Used Phosphatase: < 350 milliunits	<0.2 % Milkfat Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F	Infrared Analyzer, Babcock, Gerber, or Ether Extraction* For Butterfat/Milkfat

case of a meal product or main dish product, less than 0.5 g of fat per labeled serving. (For skim milk at 250 grams/cup it needs to have <0.2% Milkfat)

Lowfat Milk (1% Milkkfat)	21 CFR Sec 101.62 (b)(2) – Nutrient Content Claim for fat, fatty acid and Cholesterol content of foods. 21 CFR Sec. 131.110 Milk	“Low fat,” “low in fat,” “contains a small amount of fat,” “low source of fat,” or “little fat” may be used on the label or in labeling of foods... contains 3 g or less of fat per reference amount customarily consumed(3 grams of fat per serving = ~1.2% Milkfat. Typically <1% Milkfat is used)	Microbiological Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F Appendix N: None Found for Beta Lactams in Raw Milk Used Phosphatase: < 350 milliunits	< 1% Milkfat Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F	Infrared Analyzer, Babcock, Gerber, or Ether Extraction* For Butterfat/Milkfat

Reduced Fat Milk (2% Milk Fat)	21 CFR Sec 101.62 (b)(4) – Nutrient Content Claim for fat, fatty acid and Cholesterol content of foods. 21 CFR Sec. 131.110 Milk

“Reduced fat,” “reduced in fat,” “fat reduced,” “less fat,” “lower fat,” or “lower in fat” may be used on the label …provided that:…The food contains at least 25 percent less fat per reference

(25% less fat than Milk at 3.25% = <2.4% milkfat. Typically <2% Milkfat is used as a target)

			Microbiological Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F Appendix N: None Found for Beta Lactams in Raw Milk Used Phosphatase: < 350 milliunits	< 2% Milkfat Standard Plate Count (SPC) <20,000 CFU/ml Coliform < 10 CFU/ml Temperature 38-41F	Infrared Analyzer, Babcock, Gerber, or Ether Extraction* For Butterfat/Milkfat

Final Note: There is a history in the dairy industry to use percentage of milkfat in 0.5% increments other than skim milk. This is a widely accepted norm.

*	Reference: Standard Methods for the Examination of Dairy Products, 17th Edition, APHA and AOAC.
**	PMO Reference – 2011 Edition, Chemical, Physical, Bacteriological, and Temperature Standards

Table 2 to Schedule C

SPECIFIC STATE: CALIFORNIA REQUIREMENTS COMPARISON TO

FDA/FEDERAL CFR STANDARDS

COMPOSITIONAL STANDARDS

	Standard	Federal	California
Grade A Pasteurized Milk	Milkfat Minimum	3.25%	3.5%
	Milk Solids-Not-Fat (SNF), minimum	8.25%	8.7%
	Total Milk Solids	No Standard	12.2% Minimum

Grade A Nonfat Milk (Skim Milk, Fat Free Milk)	Milkfat, maximum	0.20%	0.20%
	SNF, minimum	8.25%	9.0%

Grade A Lowfat Milk	Milkfat	Maximum 1.2% No Minimum (Note typically 1% Milkfat is Used)	Maximum 1.1% Minimum 0.9%
	SNF, minimum	8.25%	11.0%

Grade A Reduced Fat Milk	Milkfat	Maximum 2.4% No Minimum (Note typically 2% Milkfat is used)	Maximum 2.1% Minimum 1.9%
	SNF, minimum	8.25%	10.0%

Schedule D

Sustainability Commitments

Environmental Sustainability Metrics

Baseline	Focus Area	2020 Goal vs. baseline	2011 vs. baseline	2010 vs. baseline	2009 vs. baseline	2008 vs. baseline
2007	Greenhouse Gas (per gallon produced)	i25%	i8.4%	i5.4%	i4.9%	i3.1%
2007	Energy Use * (per gallon produced)	i20%	i7.2%	i3.0%	i3.1%	i1.6%
2007	Distribution (CO2 equivalent)	i95,000 metric tons	i74,000 metric tons	i51,000 metric tons	i39,000 metric tons	i24,000 metric tons
2008	Water Use (per gallon produced)	i35%	i10.7%	i6.6%	i4.6%	baseline
2009	Solid Waste	i50%	i21.1%	i5.5%	baseline
2009	Recycling*	h80%**	h91.7%	h47.3%	baseline
2009	Zero Waste*	Set Goal by 2013	*	*	baseline
2012	Packaging*	Set Goal by 2013
2012	Sustainable Supply*	Set Goal by 2013

(for additional information on Supplier’s sustainability efforts, also see the

“Responsibility” tab at deanfoods.com)

Schedule E

Initial Pricing and Periodic Price Adjustments

Initial pricing for each Product at each Store (“Initial Pricing”) will be calculated by adjusting Supplier’s Base Bid Prices for the Products set forth in Schedule B for any changes in the cost of raw milk, resin and diesel within each Region as of March 1, 2013. Thereafter, pricing for the Products will be adjusted (“Periodic Price Adjustments”) to reflect actual changes in the cost of raw milk, resin, and diesel as follows:

1.	On a [**] basis, pricing for the Products will be adjusted to reflect an increase or decrease in the cost of raw milk compared to the actual cost of raw milk as reflected in the Base Bid Price. Such proposed cost change must be supported by publicly available cost and commodity information indices and confirmed by Walmart before any price change becomes effective. In calculating any [**] raw milk cost change, the parties agree to utilize the Cost Change Process and worksheet set out in Exhibit 1 to Schedule E.

2.	Commencing August 1, 2013, pricing for the Products will be adjusted on a [**] basis as required to reflect any increase or decrease of $[**] per Cwt or more in applicable Over Order Premiums as measured against the applicable Over Order Premium reflected in the Base Bid Price. Such cost changes will be added to Cost Change Process and worksheet set out in Exhibit 1 to Schedule E, and this paragraph will govern in the event of any inconsistencies.

3.	On a [**] basis, pricing for the Products will be adjusted to reflect an actual increase or decrease in the cost of resin for packaging and diesel fuel compared to the cost of resin and diesel as reflected in the Base Bid Price. Such proposed cost change must be supported by publicly available cost and commodity information indices and confirmed by Walmart before any price change becomes effective. In calculating any quarterly resin and/or diesel cost change, the parties agree to utilize the Cost Change Process and worksheet set out in Exhibit 1 to Schedule E.

4.	On a [**] basis, Supplier shall provide Walmart with publicly available data sources that support any cost changes for each of Supplier’s production facilities that Supplier uses to produce the Products (except Over Order Premiums). Cost changes for raw milk, resin and diesel will be used by Walmart to calculate Periodic Price Adjustments in accordance with Exhibit 1 to Schedule E. Walmart will update the cost of each of the Products prior to the beginning of each [**].

5.	On the [**] of the Effective Date, the parties shall review changes in Supplier’s costs for the Products directly relating to Supplier’s production, labor, administration, or overhead and the parties may negotiate a price adjustment to reflect such cost increase. Each party agrees to negotiate in good faith on a price adjustment requested under this Schedule E, but Walmart shall have the right to approve in advance a price adjustment resulting in an increase of the price of the Products to Walmart.

Exhibit 1 to Schedule E

Cost Change Process (Raw Milk, Fuel, Resin)

Input costs for Raw Milk, Resin, and Fuel (Diesel) will be updated according to the following schedule:

Input	Update Frequency	Data Source
Raw Milk	[**]	Federal Milk Marketing Order[1]
Over Order Premium	[**]
Resin	[**]	Chem Data
Fuel (Diesel)	[**]	EIA

Supplier to submit cost inputs in the following format:

1)	[**];

2)	[**].

Division	Plant Name	Plant City	Plant State	Plant Zipcode	Plant FMMO Agency	Input- [**]	Input [**]	Input- [**]	Input- [**]	Input-[**]	Fixed	Fixed	Fixed	Fixed	Input- [**]	Fixed	Fixed	Input- [**]	Input- [**]	Input- [**]
						FMMO Skim Price (CWT)	Location Adjustment (CWT)	Over Order Premium (CWT)	FMMO Fat Price per pound	Fat Location adjustment per pound	% BF	Lbs/ Gal	BF lb/ Gal	Skim lb/ Gal	Resin Cost/ Pound	Gallon Bottle and Cap Resin Grams Used	1⁄2 Bottle and Cap Resin Grams Used	Deisel cost per Gallon	Trip Miles	Miles per Gallon
Walmart/Sam’s	XXXX	XXXX	XXXX	XXXX	XXXX	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	X	X	[**]	X	X
Walmart/Sam’s	XXXX	XXXX	XXXX	XXXX	XXXX	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	X	X	[**]	X	X
Walmart/Sam’s	XXXX	XXXX	XXXX	XXXX	XXXX	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	X	X	[**]	X	X
Walmart/Sam’s	XXXX	XXXX	XXXX	XXXX	XXXX	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	X	X	[**]	X	X

[1]	Or as otherwise agreed to by the parties.

Walmart Resin and Fuel Tracker 2013/14-EXAMPLE April 2012 Base $0.765 $4.142 Gallons Examples Only Resin Fuel Per [**] Adjustments Month * Chem Data Announced Price/lb Per lb Resin Chg from [**] Per Gallon Milk Chg * EIA Per Gal Fuel Price Per Gal Fuel Chg from Prior [**] Per Gallon Milk Chg Prior [**] Total Resin & Fuel Chg per Gal Milk [**] Raw Milk Change vs. [**] (Whole Milk) [**] Raw Milk Change vs. [**] (2% BF) [**] Raw Milk Change vs. [**] (1% BF) [**] Raw Milk Change vs. [**] (Skim) [**] Cost Change (Whole Milk) [**]Cost Change (2% Milk) [**] Cost Change (1% Milk) [**] Cost Change (Skim) Amount Applied to Price Chg (Whole Milk) Amount Applied to Price Chg (2% BF) Amount Applied to Price Chg (1% BF) Amount Applied to Price Chg (Skim) January [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] February [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] March [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] April [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] May [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] June [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] July [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] August [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] September [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] October [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] November [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] December [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] YEAR TOTALS [**] [**] [**] NA NA NA NA [**] [**] Resin Calculation Factors Bottle Resin HDPE – Blowmold Resin Announcement Column B inputs * Chem Data price reflects their announcement from the previous month. Grams/Lb 453.6 Gallon Bottle/Cap Grams [**] Actual Resin Grams per Gallon Bottle plus Cap HG Battle/Cap [**] Actual Resin Grams per Gallon Bottle plus Cap Fuel Calculation Factors Average Round Trip Miles [**] Average Roundtrip miles calculated for each plant based on actual delivery schedule 6 Miles to the Gallon (MPG) [**] Gallons Used per Trip [**] Average Gallons Delivered [**] Average Gallons payload for each plant Diesel Cost per Gallon [**] April 2012 EIA posted Cost of Diesel per Gallon Milk [**] Fuel Announcement Column E Inputs * Monthly Diesel Price All Types as posted by EIA.

Resin and Fuel Tracker Walmart Resin and Fuel Tracker 2013/14-EXAMPLE April 2012 Base $0.765 $4.142 Gallons Examples Only Resin Fuel Per [**] Adjustments Month * Chem Data Announced Price/lb Per lb Resin Chg from [**] Per Gallon Milk Chg * EIA Per Gal Fuel Price Per Gal Fuel Chg from Prior [**] Per Gallon Milk Chg Prior [**] Total Resin & Fuel Chg per Gal Milk [**] Raw Milk Change vs. [**] (Whole Milk) [**] Raw Milk Change vs. [**] (2% BF) [**] Raw Milk Change vs. [**] (1% BF) [**] Raw Milk Change vs. [**] (Skim) [**] Cost Change (Whole Milk) [**]Cost Change (2% Milk) [**] Cost Change (1% Milk) [**]Cost Change (Skim) Amount Applied to Price Chg (Whole Milk) Amount Applied to Price Chg (2% BF) Amount Applied to Price Chg (1% BF) Amount Applied to Price Chg (Skim) January [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] February [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] March [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] April [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] May [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] June [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] July [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] August [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] September [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] October [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] November [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] December [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] [**] YEAR TOTALS [**] [**] [**] NA NA NA NA [**] [**] Resin Calculation Factors Bottle Resin HDPE – Blowmold Resin Announcement Column B inputs * Chem Data price reflects their announcement from the previous month. Grams/Lb 453.6 Gallon Bottle/Cap Grams [**] Actual Resin Grams per Gallon Bottle plus Cap HG Battle/Cap [**] Actual Resin Grams per Gallon Bottle plus Cap Fuel Calculation Factors Average Round Trip Miles [**] Average Roundtrip miles calculated for each plant based on actual delivery schedule 6 Miles to the Gallon (MPG) [**] Gallons Used per Trip [**] Average Gallons Delivered [**] Average Gallons payload for each plant Diesel Cost per Gallon [**] April 2012 EIA posted Cost of Diesel per Gallon Milk [**] Fuel Announcement Column E Inputs * Monthly Diesel Price All Types as posted by EIA.

Schedule F

List of Local Supplier Numbers for Billing and Invoicing Only

TRADING PARTNER	VMP VENDOR NBR	SUPPLIER FACILITY	LOCAL SUPPLIER NBR
WALMARTVMP	231602900	McArthur Dairy	012875900
WALMARTVMP	231602900	Deans Milk Co.	028374900
WALMARTVMP	231602900	Barber Dairy	155536900
WALMARTVMP	231602900	Dean Foods	275511900
WALMARTVMP	231602900	Land-O-Lakes Dairires	289602900
WALMARTVMP	231602900	Creamland-Albuquerque Milk	342840900
WALMARTVMP	231602900	Dean Dairy - Sharpsville, PA	385344900
WALMARTVMP	231602900	Swiss - Lebanon	457361900
WALMARTVMP	231602900	MG and Alta Dena Dairy	468931900
WALMARTVMP	231602900	Shenandoah’s Pride	500723900
WALMARTVMP	231602900	Oak Farms and Brown’s Dairy	556878900
WALMARTVMP	231602900	GARELICK FARMS	564331900
WALMARTVMP	231602900	Gandy’s-Lubbock	564414900
WALMARTVMP	231602900	TG Lee Foods - Orlando	584581900
WALMARTVMP	231602900	Lehigh Valley Dairy	592441900
WALMARTVMP	231602900	Purity Dairy- Nashville	602404900
WALMARTVMP	231602900	Mayfield Dairy Farms LLC	626700900
WALMARTVMP	231602900	Reiter Dairy of Springfield	668191900
WALMARTVMP	231602900	Broughton Dairy	690312900
WALMARTVMP	231602900	Meadow Brook Dairy - Erie	736210900
WALMARTVMP	231602900	Price’s-El Paso	910653900
WALMARTVMP	231602900	Land-O-Sun (Pet Dairy)	948646900